Exhibit 5.1

April 17, 2006
Main +1.858.450.8400
Fax +1.858.450.8499

China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China

Re:	China Automotive Systems, Inc. Registration Statement on Form S-3 for 2,397,188 Shares of Common Stock

Ladies and Gentlemen:

          We have acted as counsel to China Automotive Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale of an aggregate of 2,397,188 shares of Common Stock, which include (i) 1,578,075 shares of Common Stock (the “SEDA Shares”), which may be issued by the Company under the terms of the Standby Equity Distribution Agreement dated March 20, 2006 (the “SEDA”) between the Company and Cornell Capital Partners, LP (“Cornell Capital”), (ii) 37,022 shares of Common Stock, which were issued to Cornell Capital as a commitment fee on March 20, 2006 (the “Commitment Shares”), (iii)  841 shares of Common Stock, which were issued to Newbridge Securities Corporation as a placement agent fee on March 20, 2006 (the “Placement Agent Shares”), (iv) 625,000 shares of Common Stock (the “SPA Shares,” and collectively with the Commitment Shares and the Placement Agent Shares, the “Issued Shares”), which were issued to Cornell Capital under the terms of the Securities Purchase Agreement dated March 20, 2006 between the Company and Cornell Capital (the “SPA”) and (v) 156,250 shares of Common Stock (the “Warrant Shares”) underlying warrants that were issued to Cornell Capital under the SPA (the “Warrants”).

          This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

          We have examined the originals, or .pdf, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as .pdf, photostatic or certified copies, and the authenticity of the originals of such copies.

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China Automotive Systems, Inc. April 17, 2006 Page 2

          Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Issued Shares have been duly authorized and are legally issued, fully paid and non-assessable, (ii) the SEDA Shares have been duly authorized and if, as and when the SEDA Shares are issued in accordance with the terms of the SEDA (including payment of the purchase price therefor), the SEDA Shares will be legally issued, fully paid and non-assessable and (iii) the Warrant Shares have been duly authorized and if, as and when the Warrant Shares are issued in accordance with the terms of the Warrants (including payment of the exercise price as provided therein), the Warrant Shares will be legally issued, fully paid and non-assessable.

          This opinion is limited to the federal law of the United States of America and all applicable statutory and other provisions of Delaware corporate law, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws and/or interpreting the Delaware Constitution.  We disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

          We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

          In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the SEDA, the SEDA Shares, the Issued Shares, the SPA, the Warrants or the Warrant Shares.

Very truly yours,

/s/ Heller Ehrman LLP